Exhibit 99.1

ClearSign Names Colin James Deller, Ph.D. as President, to transition to Chief Executive Officer

Industry leader with product development and global operations and sales experience

Company Announces Additional Board Changes

Company to Hold 2018 Conference Call on February 20th

SEATTLE, January 30, 2019 – ClearSign Combustion Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion technologies that improve energy and operational efficiencies while dramatically reducing emissions, announces that it has hired Colin “Jim” Deller, Ph.D. as its new President. Dr. Deller will transition to the role of Chief Executive Officer on April 1, 2019.

Dr. Deller has twenty eight years of burner experience and most recently led the Honeywell UOP Callidus burner business worldwide. During his tenure, Dr. Deller led an international team to develop and introduce new technologies, expand into new markets and significantly increase Callidus burner sales globally. He brings with him over a decade of operating and sales experience in China, as well.

“We are excited to welcome Jim to the Company,” said Rob Hoffman, Interim CEO and Chairman of the Board of Directors (the “Board”). “I believe that Jim’s deep combustion expertise, combined with his sales and operational experience, will be the right combination for propelling ClearSign into a period of sustained and strong commercial growth. Jim fits all the criteria we have been looking for in a candidate to lead ClearSign in this next phase.”

Dr. Deller began his career at Hamworthy Combustion while also completing his Ph.D. with a thesis titled “The control of NOx Emissions from Power Utility Burners.” In 1996, Dr. Deller joined Callidus, which at the time was still being established in the industry. He started out in Project Engineering and Sales and over the course of ten years advanced to serve as Chief Combustion Engineer and Manager of Burner Order Execution before being promoted to oversee Callidus’ entire burner business. Since 2010, Dr. Deller has served as General Manager with full profit and loss accountability for the Honeywell UOP Callidus burner business worldwide. He has led the team in new international markets including developing a leading market position in China. Most recently, Dr. Deller has also been serving as the interim Global Operations Director for the entire Honeywell International UOP Callidus business which includes flares and thermal oxidizers in addition to burners.

Dr. Deller has a Bachelor of Engineering in mechanical engineering from Portsmouth Polytechnic, U.K., a doctorate in flame chemistry from the University of Portsmouth, U.K., and an MBA from The University of London.

Dr. Deller will arrive as President and serve in that capacity until the end of the first quarter to enable him to focus his first two months on the business side of ClearSign.  Rob Hoffman will continue on as Interim CEO assisting Dr. Deller with the transition and will remain responsible for ClearSign’s public company reporting obligations until April 1, 2019, when Dr. Deller will become the CEO.

The Company will hold the conference call to discuss the Company’s 2018 results on Wednesday, February 20th. Dr. Deller will participate in the call.

“ClearSign has a compelling technology platform that offers unparalleled performance enhancement in terms of emissions and operational performance,” said Dr. Deller. “The company has come a long way in developing its technologies and I am impressed by the early commercial inroads with marquee customers, including multiple supermajors. I am excited about the opportunity to leverage my experience to accelerate the commercial adoption of Clearsign’s disruptive technologies.”

As an inducement to accepting employment with the Company and to align Dr. Deller’s total compensation with the Company’s long-term performance, the Board has approved options for the purchase of 600,000 shares of the Company’s common stock. The options have 10-year terms. An option for the purchase of 400,000 shares will have an exercise price of $1.16, the closing price of the common stock on the grant date. The second option, for the purchase of 200,000 shares, will have an exercise price of $2.25, the price at which the Company last sold common stock.

The Company also announces that Scott Isaacson has resigned from the Board effective, January 24. 2019 and on January 29, 2019, Bruce Pate was appointed to fill the vacancy created by Mr. Isaacson’s resignation. Mr. Pate currently has Board observer status and was scheduled to be nominated to the board at the next shareholders meeting as noted in the press release dated January 8, 2019.

“I want to thank Scott for his eight plus years’ service on the Board. I appreciate him staying on until we could make this hire and transition of management. He has helped guide the Company from research and development to commercial inroads with some of the largest operators in the world,” said Rob Hoffman.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™, Duplex Plug & Play™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com

Media:

Sylvester Palacios, Jr.

Pierpont Communications for ClearSign

+1 512-448-4950

spalacios@piercom.com